Exhibit 99.1

LightPath Technologies announces resignation of CFO and appointment of Kenneth Brizel as Acting CFO

For Immediate Release

(December 30, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq SC: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that Monty Allen, vice president and chief financial officer, has resigned from his positions with the company for personal reasons, effective January 14, 2005. A search is currently underway to replace Mr. Allen with an individual with strong financial operational experience and in the interim the board of directors has named Kenneth Brizel, President and CEO of LightPath, as the acting CFO and acting principal financial and accounting officer.

"Monty has made valuable contributions to LightPath over the last 18 months," said Ken Brizel, LightPath President and Chief Executive Officer. "His financial leadership has helped position LightPath for continued improving performance and we wish him well in his future endeavors. At this time our search is underway for an individual with strong financial operational experience to continue to support our present path toward profitability as the company continues to grow."

About LightPath

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Ken Brizel, President & CEO; Acting CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.